NEWS RELEASE
TSX: SCY
September 1, 2015
NR 15-7
www.scandiummining.com

Scandium International Announces Annual General Meeting

Vancouver, B.C. – September 1, 2015 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that the 2015 Annual General Meeting of Stockholders (“AGM”) is to be held on Wednesday, October 28, 2015 at 10:00 a.m., local time, at the offices of Morton Law LLP 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8. Shareholders are advised that the timing of this AGM has been delayed beyond June 30, 2015 due to management’s efforts to secure corporate financing.

The Company is also pleased to announce that it has received C$198,285 pursuant to a private placement of common shares, priced at C$0.10 per share. No fees of were paid on the transaction. The proceeds from the financing will be used for general working capital, and specifically for the advancement of the Company’s Nyngan Scandium Project in NSW, Australia.

About Scandium International Mining Corp.

The Company is focused on developing the Nyngan Scandium Project into the world’s first scandium-only producing mine. The Company owns an 80% interest in both the Nyngan Scandium Project, and the adjacent Honeybugle Scandium Property, in New South Wales, Australia, and is manager of both projects. Our joint venture partner, Scandium Investments LLC, owns the remaining 20% in both projects, along with an option to convert those direct project interests into SCY common shares, based on market values, prior to construction.

The Company filed a NI 43-101 technical report disclosing Measured and Indicated Resources on the Nyngan Project in March of 2010. The Company also filed an amended NI 43-101 technical report on a preliminary economic assessment of the Nyngan Scandium Project in May of 2015, and has completed extensive metallurgical test work on the resource. The Nyngan Scandium Project PEA is preliminary in nature and should not be considered to be a prefeasibility or feasibility study, as the economics and technical viability of the project have not been demonstrated at this time. In addition, SCY owns a 100% interest in the Tørdal Scandium/REE property in southern Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

Qualified Persons

Mr. Willem Duyvesteyn, MSc, AIME, CIM, a director and Chief Technology Officer of Scandium International and a "qualified person" as defined in NI 43-101, has approved the technical information contained in this news release.

For further information, please contact:

George Putnam, President and CEO.
Tel: 928-208-1775
Email: info@scandiummining.com
Certain statements in this news release are forward-looking statements, which reflect the expectations of management regarding its disclosure and amendments thereto. Such events include statements regarding proceeding with a feasibility study or any implication that the company will complete a definitive feasibility study within the time frames proposed or at all, that the Nyngan project will be developed as planned or at all, or if developed that it will be the first scandium only producer, or that the market demand for scandium oxide will be as anticipated by management.

There can be no assurance that the events anticipated by such forward looking statements will occur as contemplated or at all. Forward looking statements in this news release reflect management’s view as at the date hereof.

Cautionary Note to U.S. Investors Regarding Resource Estimates: The Company’s technical disclosure uses terms such as "indicated resources" and "measured resources" which are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101. The disclosure standards in the U.S. Securities and Exchange Commission's (SEC) Industry Guide 7 normally do not recognize information concerning these terms or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Accordingly, information concerning mineral deposits set forth in the Company’s disclosure documents may not be comparable with information presented by companies using only U.S. standards in their public disclosure.